EXHIBIT 99.1

For Immediate Release

Flight Safety Technologies, Inc. Completes Initial
Aircraft Wake Safety Management (AWSM) Milestone

Mystic, CT (March 5, 2007) - Flight Safety Technologies, Inc (AMEX: FLT) announced that on February 28, 2007 it had achieved an important milestone in demonstrating the initial functional emulation of the Aircraft Wake Safety Management (AWSM) system. The demonstration of this functional emulation, based on aircraft arrivals previously recorded using SOCRATES and LIDAR sensors at the Denver International Airport test site, was delivered at the Volpe National Transportation Systems Center in Cambridge, Massachusetts. In attendance were Volpe DOT, as well as Company representatives. The development effort was accomplished under U.S. Government funding and supplemented by Company capital funds.

Although the Company believes that this demonstration represents a major step forward, there is no assurance as to whether or when the Company will proceed with a live emulation of the AWSM system and no public or private funding has yet been identified for any U.S. or international airport implementation. The Company expects that, following further presentations to FAA and other government officials, a summary of the demonstration will be made available through a link in the Company's website in the near future.

About Flight Safety Technologies, Inc.

Flight Safety Technologies, Inc. is a development stage company pursuing advanced technologies aimed at enhancing safety, security and efficiency for the aviation industry. These new technologies include AWSM™, SOCRATES®, UNICORN™ and TIICM™. The Aircraft Wake Safety Management (AWSM™) system is being developed to provide a total airport system solution to the need for increased airport capacity with enhanced safety. SOCRATES® is an airport based laser acoustic sensor for the detection and tracking of wake vortex turbulence. UNICORN™ is an airborne radar for collision avoidance using state of the art components to achieve low cost, small size and light weight. TIICM™ is an airborne passive countermeasure initiative to protect airliners against the threat of certain terrorist missile attacks.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of pending class action litigation alleging violations of federal securities laws, pending litigation challenging our rights to TIICM™, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and should be considered forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contacts:
Samuel Kovnat

Chairman and CEO

Flight Safety Technologies, Inc

(860) 245-0191